UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Leslie’s, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LESLIE’S, INC.

SUPPLEMENT TO PROXY STATEMENT

RELATED TO ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 15, 2024

Leslie’s, Inc. (the “Company”) is filing these definitive additional materials, which should be read together with the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on January 24, 2024 related to the Company’s 2024 Annual Meeting of Shareholders (the “Meeting”). Except as specifically supplemented below, all other information set forth in the Proxy Statement, as amended or supplemented from time to time, remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. This supplement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. Please read it carefully.

As previously announced, the Company has experienced a number of changes to the composition of our Board of Directors (the “Board”) beginning in late 2023, including Mr. Steven L. Ortega’s decision not to stand for re-election at the Meeting. Following the Meeting and Mr. Ortega’s departure from the Board, the Company would expect, in the absence of any further action by the Board, to have a seven-member classified Board, with three Class I directors whose terms expire at the 2025 Annual Meeting of Shareholders, one Class II director whose term expires at the 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”), and three Class III directors, each of whom will stand for election at the Meeting and whose terms, if re-elected, would expire at the 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”).

In order to make the number of directors in each of Classes I, II and III of the Board as equal as possible, the Board has determined that, effective immediately following the completion of the Meeting, Mr. Seth Estep (or any successor) will cease to be a Class III director, and his seat will be reassigned to Class II of the Board. Mr. Estep will stand for re-election as a Class III director at the Meeting, as contemplated by the Proxy Statement, and, if re-elected at the Meeting, as a result of this change, will again stand for election as a Class II director at the 2026 Annual Meeting, one year earlier than he otherwise would have stood for election had he continued as a Class III director. The Board is implementing these changes in accordance with Article VI of the Company’s Sixth Amended and Restated Certificate of Incorporation (the “Certificate”), which provides that any increase or decrease in the size of the Board be apportioned among the Board’s classes so as to maintain the number of directors in each class as nearly equal as possible until the 2027 Annual Meeting (at which time the Board will cease to be classified, consistent with the amendments to our Certificate to phase in the declassification of our Board that were approved by shareholders at the 2023 annual meeting of shareholders).

The Company’s slate of nominees for the Meeting is unchanged and continues to consist of the three Class III directors previously scheduled to stand for election at the Meeting: Ms. Susan O’Farrell, Ms. Claire Spofford and Mr. Seth Estep. If all the nominees are re-elected, following the meeting and the corresponding effectiveness of Mr. Estep’s (or any successor’s) reclassification, the Board will consist of seven directors, composed of three Class I directors, two Class II directors and two Class III directors, as follows:

(a)	Class I Directors: Ms. Yolanda Daniel, Mr. Michael R. Egeck, and Mr. Eric Kufel;

(b)	Class II Directors: Mr. Seth Estep and Mr. John Strain; and

(c)	Class III Directors: Ms. Susan O’Farrell and Ms. Claire Spofford.

Biographical and share ownership information with respect to the nominees standing for re-election at the Meeting, including Mr. Estep, is set forth in the Proxy Statement under the headings “Proposal 1: Election of Directors—Director Nominees—Nominees for Election to a Three-Year Term Expiring at the 2027 Annual Meeting of Shareholders” and “Beneficial Ownership of Securities.”

Your Board recommends a vote FOR the election of the three Class III director nominees. If you have already voted your shares and do not wish to change your vote, no further action is necessary. You do not need to submit a new proxy card or vote again unless you wish to change your vote. Proxy voting instructions already returned by shareholders will remain valid and will be voted at the Meeting unless revoked. Shares represented by all validly executed proxy voting forms or votes cast over the Internet or by telephone at any time (either prior to or after the date hereof) returned before the annual meeting will be voted for the Class III directors nominated by the Board as instructed.

If you have not voted your shares, please vote as soon as possible. You can vote by Internet, by telephone or by mail using the instructions included on the proxy card or the Notice previously sent to you. If you have already voted your shares and you wish to change your vote on any matter, you may revoke your proxy before it is voted at the annual meeting by (1) sending in another signed proxy card with a later date, (2) notifying our Secretary in writing before the meeting that you have revoked your proxy or (3) voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

By Order of the Board of Directors,

/s/ Brad Gazaway

Brad Gazaway

Chief Legal, Real Estate & Sustainability Officer and Corporate Secretary